Exhibit 99.1

Sunoco LP Announces Second Quarter Financial and Operating Results

•
Executed definitive agreement to divest a majority of company-operated convenience stores to 7-Eleven, Inc. and launched sales process for remaining company-operated convenience stores in North and West Texas, New Mexico and Oklahoma

◦	Results of the retail divestitures are presented in discontinued operations

•	Maintained quarterly distribution of 82.55 cents and reported current quarter cash coverage of 1.53 times

•	Generated Net Loss of $222 million, Adjusted EBITDA(1) of $220 million and Distributable Cash Flow(1), as adjusted, of $158 million
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Wednesday, August 9
DALLAS, August 8, 2017 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended June 30, 2017.
Revenue totaled $2.4 billion, an increase of 13.0 percent, compared to $2.1 billion in the second quarter of 2016. The increase was the result of the average wholesale selling price of fuel being 14 cents per gallon higher than last year and additional wholesale gallons sold.
Total gross profit declined to $165 million, compared to $227 million in the second quarter of 2016, as a result of lower wholesale motor fuel gross profits.
Income from continuing operations was $34 million, versus $57 million in the second quarter of 2016. General and administrative expenses increased $4 million from the second quarter of 2016 to $40 million driven by transaction-related expenses. Other operating expenses decreased $1 million from the second quarter of 2016 to $46 million.
Loss from discontinued operations, net of income taxes, was $256 million including a $320 million charge related to assets held for sale, versus income from discontinued operations, net of income taxes, of $15 million in the second quarter of 2016.
Net loss was $222 million, or $(2.53) per diluted unit, versus $72 million, or $0.53 per diluted unit, in the second quarter of 2016.
Adjusted EBITDA for the quarter totaled $220 million, compared with $164 million in the second quarter of 2016. The favorable year-over-year comparison reflects increased motor fuel gross profit cents per gallon and increased gallons sold.
Distributable cash flow, as adjusted, was $158 million, compared to $92 million a year ago. This year over year increase reflects higher Adjusted EBITDA and decreased maintenance capital spend partly offset by increased cash interest expense.
On a weighted-average basis, fuel margin for all gallons sold was 16.2 cents per gallon, compared to 13.8 cents per gallon in the second quarter of 2016. The 2.4 cents per gallon increase was primarily attributable to higher margins in both the retail and wholesale segments.
Net income for the wholesale segment was $5 million compared to $86 million a year ago due to the impact of inventory valuation adjustments. Adjusted EBITDA was $93 million, versus $80 million in the second quarter of last year. Total wholesale gallons sold were 1,374 million, compared to 1,316 million in the second quarter of 2016, an increase of 4.4 percent as a result of growth in the Southwest geography and contribution from the Emerge acquisition. This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 10.1 cents per gallon on these volumes, compared to 8.8 cents per gallon a year earlier.
Net loss for the retail segment was $227 million compared to a net loss of $14 million a year ago primarily due to a $320 million charge related to assets held for sale. Adjusted EBITDA was $127 million, versus $84 million in the second quarter of last year.

Exhibit 99.1

Total retail gallons sold increased by 1.4 percent to 650 million gallons as a result of the increased gallons sold across SUN’s operating geography. The Partnership earned 29.2 cents per gallon on these volumes, compared to 24.0 cents per gallon a year earlier.
Total merchandise sales increased by 5.4 percent from a year ago to $608 million(2), reflecting the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. Merchandise sales contributed $196 million of gross profit(3) with a retail merchandise margin of 32.1 percent, a decrease of 0.4 percentage points from the second quarter of 2016.
Same-store merchandise sales increased by 1.0 percent during the second quarter, reflecting growth across all of SUN’s convenience store offerings. Same-store gallons decreased by 2.1 percent as a result of weakness throughout SUN’s retail geography, particularly on the East Coast partly offset by increased same-store gallons sold in Hawaii. In the Texas oil producing regions, same-store merchandise sales increased by 8.5 percent, and same-store gallons increased 8.7 percent.
As of June 30, 2017, SUN operated 1,353 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party wholesale customers and sites totaled 7,937.
SUN’s other recent accomplishments include the following:

•	On April 6, SUN announced the planned divestiture of company-operated convenience stores in the continental United States.

◦
SUN entered into a definitive asset purchase agreement for the sale of a majority of its company-operated convenience stores to 7-Eleven, Inc. Total consideration in the transaction is $3.3 billion in cash plus fuel, merchandise and other inventories.

◦
As part of the transaction, SUN will enter into a 15-year take-or-pay fuel supply agreement with a 7-Eleven, Inc. subsidiary under which SUN will supply approximately 2.2 billion gallons of fuel annually.

•
Also on April 6, SUN retained JP Morgan Securities, LLC to manage the marketing process for the remaining approximately 200 company-operated convenience stores in North and West Texas, New Mexico and Oklahoma in a separate process.

SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On July 26, 2017 the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2017 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on August 15 to unitholders of record on August 7.
SUN’s distribution coverage ratio for the second quarter was 1.53 times. The distribution coverage ratio on a trailing 12-month basis was 1.03 times.
Liquidity
At June 30, SUN had borrowings against its revolving line of credit of $825 million and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $655 million. In the second quarter of 2017, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of debt to Adjusted EBITDA, calculated in accordance with SUN’s credit agreements, including the revolving credit facility and Term Loan A, was 5.97 times at the end of the second quarter.

(1)
Adjusted EBITDA and distributable cash flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, as adjusted, and a reconciliation to net income.

(2)	Includes $590 million in merchandise sales from discontinued operations.

(3)	Includes $191 million in merchandise gross profit from discontinued operations.

Exhibit 99.1

Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, August 9, at 9:30 a.m. CT (10:30 a.m. ET) to discuss second quarter results and recent developments. To participate, dial 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.
Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,353 convenience stores and retail fuel sites and distributes motor fuel to 7,937 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts
Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com
Derek Rabe, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com
Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com
Jeamy Molina, Senior Manager - PR & Communications
(469) 646-1776, jeamy.molina@sunoco.com

- Financial Schedules Follow -

Exhibit 99.1

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2017	December 31, 2016
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$97	$99
Accounts receivable, net	398	539
Receivables from affiliates	148	3
Inventories, net	356	385
Other current assets	91	72
Assets held for sale	4,194	291
Total current assets	5,284	1,389
Property and equipment, net	1,155	1,188
Other assets:
Goodwill	1,032	1,050
Intangible assets, net	786	752
Other noncurrent assets	54	64
Assets held for sale	—	4,258
Total assets	$8,311	$8,701
Liabilities and equity
Current liabilities:
Accounts payable	$461	$616
Accounts payable to affiliates	169	109
Advances from affiliates	86	87
Accrued expenses and other current liabilities	352	372
Current maturities of long-term debt	5	5
Liabilities associated with assets held for sale	68	—
Total current liabilities	1,141	1,189
Revolving line of credit	825	1,000
Long-term debt, net	3,537	3,509
Deferred tax liability	601	643
Other noncurrent liabilities	106	96
Liabilities associated with assets held for sale	—	68
Total liabilities	6,210	6,505
Commitments and contingencies (Note 13)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (12,000,000 units issued and outstanding as of June 30, 2017 and no units issued and outstanding as of December 31, 2016)	300	—
Common unitholders - public (53,718,058 units issued and outstanding as of June 30, 2017 and 52,430,220 units issued and outstanding as of December 31, 2016)	1,291	1,467
Common unitholders - affiliated (45,750,826 units issued and outstanding as of June 30, 2017 and December 31, 2016)	510	729
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of June 30, 2017 and December 31, 2016)	—	—
Total equity	2,101	2,196
Total liabilities and equity	$8,311	$8,701

Exhibit 99.1

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$39	$46	$77	$91
Wholesale motor fuel sales to third parties	2,281	1,997	4,525	3,493
Wholesale motor fuel sales to affiliates	6	10	28	17
Merchandise	18	17	34	33
Rental income	22	22	44	43
Other	34	31	67	74
Total revenues	2,400	2,123	4,775	3,751
Cost of sales:
Retail motor fuel cost of sales	33	43	66	83
Wholesale motor fuel cost of sales	2,185	1,839	4,328	3,205
Merchandise cost of sales	13	12	24	23
Other	4	2	8	4
Total cost of sales	2,235	1,896	4,426	3,315
Gross profit	165	227	349	436
Operating expenses:
General and administrative	40	36	72	83
Other operating	46	47	95	85
Rent	12	12	25	24
Loss (gain) on disposal of assets	3	—	4	(1)
Depreciation, amortization and accretion	33	28	63	54
Total operating expenses	134	123	259	245
Operating income	31	104	90	191
Interest expense, net	54	44	111	64
Income from continuing operations before income taxes	(23)	60	(21)	127
Income tax expense (benefit)	(57)	3	(70)	5
Income from continuing operations	34	57	49	122
Income (loss) from discontinued operations, net of income taxes	(256)	15	(270)	12
Net income (loss) and comprehensive income (loss)	$(222)	$72	$(221)	$134
Net income (loss) per limited partner unit - basic:
Continuing operations - common units	$0.04	$0.38	$(0.05)	$0.88
Discontinued operations - common units	(2.56)	0.15	(2.72)	0.13
Net income (loss) - common units	$(2.52)	$0.53	$(2.77)	$1.01
Net income (loss) per limited partner unit - diluted:
Continuing operations - common units	$0.03	$0.38	$(0.05)	$0.88
Discontinued operations - common units	(2.56)	0.15	(2.72)	0.13
Net income (loss) - common units	$(2.53)	$0.53	$(2.77)	$1.01
Weighted average limited partner units outstanding:
Common units - public (basic)	53,715,598	49,588,960	53,289,557	49,588,960
Common units - public (diluted)	54,149,181	49,644,916	53,555,219	49,644,916
Common units - affiliated (basic and diluted)	45,750,826	45,750,826	45,750,826	41,807,600

Cash distribution per unit	$0.8255	$0.8255	$1.6510	$1.6428

Exhibit 99.1

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the three months ended June 30, 2017 and 2016 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following two key operating metrics tables can be found immediately preceding our capital spending discussion.

	For the Three Months Ended June 30,
	2017					2016
	Wholesale		Retail	Total		Wholesale		Retail	Total
	(dollars and gallons in millions, except motor fuel gross profit per gallon)
Revenues:
Retail motor fuel	$—		$39	$39		$—		$46	$46
Wholesale motor fuel sales to third parties	2,281		—	2,281		1,997		—	1,997
Wholesale motor fuel sale to affiliates	6		—	6		10		—	10
Merchandise	—		18	18		—		17	17
Rental income	19		3	22		19		3	22
Other	12		22	34		6		25	31
Total revenues	$2,318		$82	$2,400		$2,032		$91	$2,123
Gross profit:
Retail motor fuel	$—		$6	$6		$—		$3	$3
Wholesale motor fuel	102		—	102		168		—	168
Merchandise	—		5	5		—		5	5
Rental and other	27		25	52		24		27	51
Total gross profit	$129		$36	$165		$192		$35	$227
Net income (loss) and comprehensive income (loss) from continuing operations	5		29	34		86		(29)	57
Net income (loss) and comprehensive income (loss) from discontinued operations	—		(256)	(256)		—		15	15
Net income (loss) and comprehensive income (loss)	$5		$(227)	$(222)		$86		$(14)	$72
Adjusted EBITDA (2)	$93		$127	$220		$80		$84	$164
Distributable cash flow, as adjusted (2)				$158					$92
Operating Data:
Total motor fuel gallons sold:
Retail (3)			650	650				641	641
Wholesale (3)	1,374			1,374		1,316			1,316
Motor fuel gross profit cents per gallon (1):
Retail (3)			29.2 ¢	29.2	¢			24.0 ¢	24.0	¢
Wholesale (3)	10.1	¢		10.1	¢	8.8	¢		8.8	¢
Volume-weighted average for all gallons (3)				16.2	¢				13.8	¢
Retail merchandise margin (3)			32.1%					32.5%

Exhibit 99.1

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended June 30, 2017 and 2016:

	For the Three Months Ended June 30,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$5	$(227)	$(222)	$86	$(14)	$72
Depreciation, amortization and accretion (3)	37	2	39	18	61	79
Interest expense, net (3)	14	44	58	17	34	51
Income tax expense (benefit) (3)	(1)	(22)	(23)	—	1	1
EBITDA	$55	$(203)	$(148)	$121	$82	$203
Non-cash compensation expense (3)	1	4	5	2	1	3
Loss on disposal of assets and impairment charge (3)	2	324	326	—	2	2
Unrealized gain on commodity derivatives (3)	5	—	5	6	—	6
Inventory adjustments (3)	30	2	32	(49)	(1)	(50)
Adjusted EBITDA	$93	$127	$220	$80	$84	$164
Cash interest expense (3)			53			48
Income tax expense (current) (3)			2			—
Maintenance capital expenditures (3)			7			24
Distributable cash flow			$158			$92
Transaction-related expenses (3)			8			—
Series A Preferred distribution			(8)			—
Distributable cash flow, as adjusted			$158			$92
_______________________________
(1)Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.

Exhibit 99.1

Capital Spending
SUN's gross capital expenditures for the second quarter were $33 million, which included $26 million for growth capital and $7 million for maintenance capital.
Excluding acquisitions, SUN expects to spend approximately $150 million on growth capital and approximately $80 million on maintenance capital for the full year 2017.
Growth capital spending includes the rebuilding of locations SUN is operating on the Indiana Toll Road.